PROLUNG, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee is appointed by the Board of Directors of ProLung, Inc. (the "Company") to review and approve the Company's compensation and benefit programs. For this purpose, compensation shall include:

- annual base salary;
- annual incentive opportunity;
- stock option or other equity participation plans;
- profit-sharing plans;
- long-term incentive opportunity;
- the terms of employment agreements, severance agreements, and change in control agreements, in each case as, when and if appropriate;
- any special or supplemental benefits; and
- any other payments that are deemed compensation under applicable SEC rules.

Committee Membership

The Compensation Committee shall consist of no fewer than two directors, each of whom shall (i) be an independent director of the Company satisfying the independence requirements of The NASDAQ Stock Market LLC ("NASDAQ") or any exchange on which the Company's securities may be listed and any other applicable regulatory requirements; (ii) qualify as an "outside director" under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a "non-employee director" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Members of the Compensation Committee must not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof, in accordance with the requirements of NASDAQ or any exchange on which the Company's securities may be listed. For this purpose, "compensatory fees" shall not include: (i) fees received as a member of the Compensation Committee, the Board of Directors or any other Board committee; or (ii) the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service). In determining whether a director is eligible to serve on the Compensation Committee, the Board of Directors also must consider whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company to determine whether such affiliation would impair the director's judgment as a member of the Compensation Committee.

The Board of Directors shall appoint the members of the Compensation Committee. Subject to earlier removal by the Board of Directors, each member shall serve until he or she is no longer a director of the Company, and until his or her successor shall have been duly elected and qualified. A Compensation Committee member may be removed by the Board of Directors at any time in its discretion, whereupon the resulting vacancy shall be filled by the Board of Directors upon recommendation of the Nominating Committee. The Compensation Committee members shall elect a chairperson by a vote of a majority of the full Compensation Committee, or, in lieu thereof, the Board of Directors shall designate a chairperson.

The Compensation Committee may form and delegate authority to subcommittees of the Compensation Committee when appropriate.

Meetings and Procedures

The Compensation Committee shall meet as often as its members deem necessary to perform the Committee's responsibilities. The chairperson of the Compensation Committee (or in his or her absence, a member designated by the chairperson of the Compensation Committee) shall preside at each meeting of the Compensation Committee and set the agendas for the Compensation Committee meetings. The Compensation Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company's bylaws applicable to the Compensation Committee. The Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

Committee Authority and Responsibilities

The Compensation Committee shall:

- evaluate the performance of the Chief Executive Officer in light of the Company's goals and objectives and determine and approve the Chief Executive Officer's compensation based on this evaluation and such other factors as the Compensation Committee shall deem appropriate;

- approve all executive officer compensation;

- approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

- review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

- review and approve changes to the Company's equity-based compensation plans other than those changes that require shareholder approval under the plans, the requirements of NASDAQ or any exchange on which the Company's securities may be listed and/or any applicable law;

- review and recommend to the full Board changes to the Company's equity-based compensation plans that require shareholder approval under the plans, the requirements of NASDAQ or any exchange on which the Company's securities may be listed and/or any applicable law;

- review and approve changes in the Company's retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

- administer the Company's equity-based compensation plans; and

- approve, as required by applicable law, the annual Compensation Committee report on executive compensation for inclusion in the Company's proxy statement.

Resources and Retention of Advisers

Subject to NASDAQ's rules (or the rules of any exchange on which the Company's securities may be listed):

1. The Compensation Committee shall have the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel and other adviser retained by the Compensation Committee. Such responsibility shall include the sole authority to retain or terminate, and to determine the terms of engagement and the extent of funding necessary for payment of reasonable compensation to, any compensation consultant, legal counsel or other adviser retained to assist the Compensation Committee.

2. In selecting a compensation consultant, legal counsel or other adviser, the Compensation Committee shall take into consideration all factors relevant to such person's independence from management (and any others that NASDAQ (or any exchange on which the Company's securities may be listed) may identify in its listing standards), including the following:

   (a) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

   (b) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

   (c) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

   (d) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

   (e) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

   (f) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

For purposes of this Charter, the above-mentioned independence assessment shall not apply with respect to any compensation consultant, legal counsel or other adviser (i) who is an in-house legal counsel, (ii) whose role is limited to consulting on broad based plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of the Company, and that are available generally to all salaried employees of the Company or (iii) anyone who provides information that either is not customized for a particular entity or that is customized based on parameters that are not developed by such consultant, counsel or other adviser and about which such consultant, counsel or other adviser does not provide advice.

This Section 2 requires the Compensation Committee to consider the enumerated factors before selecting or receiving advice from a compensation adviser. Once it considers these factors, the Compensation Committee may select or receive advice from any compensation adviser that the Committee prefers, including one that is not independent.

Reporting and Reviews; Disclosure of Charter

The Compensation Committee will make regular reports to the Board and will propose any necessary action to the Board. Such reports shall provide information with respect to any delegation of authority by the full Compensation Committee to a subcommittee, to management, or to third parties.

The Compensation Committee will review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Compensation Committee will annually evaluate the Compensation Committee's own performance.

This charter shall be made available on the Company's website and/or attached to the Company's proxy statement, in accordance with applicable SEC and NASDAQ rules.

Effective: TBD